UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 24, 2009 (August 17, 2009)

SENECA GAMING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Not Applicable	333-117633	54-2122988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Fourth Street
Niagara Falls, NY (Seneca Nation Territory)		14303
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 299-1100

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

Seneca Gaming Authority Proposed Notices of Violation issued to the Seneca Gaming Corporation and Employees dated July 13, 2009.

Seneca Gaming Corporation (“SGC”) recently reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2009 that, on July 14, 2009, SGC received a proposed Notice of Violation dated July 13, 2009 from the Seneca Gaming Authority (“SGA”) alleging violations of certain sections of the Seneca Nation Class III Gaming Ordinance, the Seneca Nation of Indians-State of New York Compact, and SGC’s corporate charter.  In addition to SGC, eleven employees received similar notices arising out of the same set of facts.   SGC also reported that each of the alleged violations was attributable to SGC’s accounting treatment of an alleged table games inventory (i.e., gaming chips) discrepancy of $25,971 that arose due to a single human error during an ordinary course table games move on April 3, 2009. SGC further reported that the alleged accounting discrepancy was properly documented in SGC’s accounting records and had a net effect of zero at the close of the reporting period and at no time was the applicable inventory unaccounted for or at risk of misappropriation or loss.

The notices from the SGA indicated that each of the alleged violations carried with it a potential fine of $500 per day per violation imposed from the date of the initial alleged infraction, April 3, 2009, or approximately $1,000,000 for the SGC and approximately $8,000,000 in the aggregate for the eleven individuals as of August 14, 2009.

As an update to the information included in our 10-Q, on August 17, 2009, the SGA issued to each of the SGC and eleven SGC employees final proposed notices of violation including a proposed fine of $10,000 payable by SGC, and proposed fines payable by four out of the eleven individual employees cited originally, ranging from $500 to $2,500.

Notwithstanding the reduction in the amount of the potential fines that may be assessed against the SGC and its employees, the SGC intends to timely appeal the final proposed notice of violation issued to it and to fully support the defense of its employees who decide to appeal in this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SENECA GAMING CORPORATION
(Registrant)

Date: August 24, 2009		/s/ Rajat Shah
	Name:	Rajat Shah
	Title:	Senior Vice President of Corporate Development and General Counsel